Exhibit 8.1

List of Subsidiaries of Gravity Co., Ltd.

Gravity Interactive, Inc., formed under the laws of the State of California and formerly known as Gravity Interactive, LLC

Gravity Entertainment Corporation, incorporated under the laws of Japan and formerly known as RO Production Ltd.

NeoCyon, Inc., formed under the laws of the Republic of Korea

Gravity Games Corporation, formed under the laws of the Republic of Korea and formerly known as Barunson Interactive Corporation

Gravity Communications Co., Ltd., formed under laws of Taiwan